Exhibit 10.5

TRANSITION AGREEMENT

PARTIES:

Todd Pacific Shipyards Corporation
1801 16th Avenue SW
Seattle, WA 98134

Michael G. Marsh
1801 16th Avenue SW
Seattle, WA 98134

This Transition Agreement (“Agreement”) is entered into by the Parties, effective on the date of last signature below.  Todd Pacific Shipyards Corporation is referred to in this Agreement as “the Company” and Michael G. Marsh is referred to in this Agreement as “Executive.”

RECITALS

Executive is employed by the Company.

Contemporaneous with this Agreement, Todd, Vigor Industrial LLC (“Parent”) and Nautical Miles, Inc., an indirect subsidiary of Parent (“Merger Sub”) are entering into a Merger Agreement whereby Merger Sub will acquire all of the capital stock of Todd pursuant to a merger between a subsidiary corporation of Merger Sub and Todd (the “Merger”).

The Company desires to retain the services of the Executive following the Merger, assigning him duties and responsibilities commensurate with his base compensation, professional credentials and unique skills, under the terms and conditions set forth in this Agreement.

1.           Employment of Executive

1.1           Subject to this Agreement, the Company shall continue to employ Executive after the closing of the Merger at a monthly base salary not less than the monthly base salary in effect for Executive on the day before the closing date of the Merger.  In addition, the Company shall provide Executive such employment benefits as it provides to other salaried employees, subject to any benefit changes approved by the Chairman of the Board of Directors of (Hancock), the parent corporation of The Company.

1.2           This Agreement relates to Executive’s employment with the Company after the Merger but does not obligate either of the Parties to continue that employment.  Executive’s employment will remain at will at all times, subject to the terms set forth in this Agreement.

2.           Severance Pay

Subject to the conditions below, if Executive’s employment with the Company is terminated by the Company without Cause, as defined below, during the 18-month period starting on the closing date of the Merger or Executive terminates his employment with the Company for “Good Reason” (as defined below), Executive will be eligible to receive severance pay as described below.

2.1           The Company shall continue to pay Executive’s monthly base salary, determined as of the day before the closing date of the Merger, from the effective date of Executive’s termination of employment through the remainder of the 18-month period starting on the closing date of the Merger.  For example, if Executive’s employment with the Company is terminated by the Company without Cause effective 10½ months after the closing date of the Merger, severance pay will continue for 7½ months from the effective date of Executive’s termination of employment.

2.2           Severance payments will be made on the Company’s regular paydays during the payment period described in 2.1 above.  Following such termination of employment, severance payments for any pay periods that ended after the effective date of Executive’s termination of employment and before the first payment is made shall be paid, without interest, with the first severance payment.

2.3           No severance payments shall be made pursuant to this Agreement unless all of the following requirements are met:

2.3-1 Executive’s employment with the Company has been terminated by the Company without Cause or the Executive terminates his employment with the Company for Good Reason.  If Executive’s employment with the Company terminates for any reason other than termination by the Company without Cause or termination by the Executive for Good Reason, no severance payments shall be made.  Termination without Cause shall not include Executive’s voluntary termination of employment other than for Good Reason or termination of employment due to death or disability.

2.3-2  Within 30 days after the effective date of Executive’s termination of employment by the Company, or Executive’s termination of employment by Executive for Good Reason, Executive has signed and delivered to the Company a comprehensive release of the Company, its successors, their affiliates and their current and former directors, officers, employees, agents and owners covering all employment-related claims other than those pursuant to this Agreement, and the revocation period under the Older Workers Benefit Protection Act and any similar statute or rule shall have expired without Executive revoking such release.

2.4           “Termination without Cause” means termination of Executive’s employment by the Company other than termination for Cause.  Termination for Cause means termination of Executive’s employment by the Company for any of the following reasons:

2.4-1  An order of any federal or state regulatory authority having jurisdiction over the Company or any of its affiliates which has the effect in the reasonable opinion of the Chairman of the Board of Directors of (Hancock), the parent corporation of The Company to limit the scope of Executive’s duties or otherwise inhibits Executive from successfully performing Executive duties assigned by the Chairman of the Board of Directors of (Hancock);

2.4-2  The persistent failure of Executive to perform Executive’s duties unless such failure is caused by Executive’s physical or mental disability, or refusal to perform assignments or duties assigned by the Company;

2.4-3  A breach by Executive of any material provision of this Agreement with the Company, its successors or any of its affiliates;

2.4-4  Executive’s commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud;

2.4-5  Chemical or alcohol dependency or usage that materially and adversely affects Executive’s performance of Executive’s duties;

2.4-6  Any act of disloyalty or breach of responsibilities to the Company, its successors or any of its affiliates by Executive which is meant by the Executive to cause harm to the Company.

2.4-7  Misappropriation (or attempted misappropriation) of any of funds or property of the Company, its successors or any of their affiliates.

2.4-8  Conduct which constitutes willful, wanton or grossly negligent non-performance or misfeasance of Executive’s Duties.

2.5   Executive may terminate his employment for Good Reason if: (A)(1) there is a reduction in Executive’s base salary or (2) Executive is directed or required to relocate to a facility or location outside the greater Seattle areas, or (3) the Company is in material breach of any of its obligations under this Agreement, or (4) the Executive is assigned duties or responsibilities that are not commensurate with his base compensation, professional credentials and unique skills; and (B) within the 60 day period immediately following such material reduction Executive elects to terminate his employment voluntarily.  Notwithstanding the foregoing, Executive shall give the Company written notice of any event described herein which Executive may use to terminate his employment for Good Reason, and the Company shall have a period of  sixty (60) days from receipt of such notice to cure the same.  If such event or circumstances is cured by the Company within such 60-day cure period, Executive shall have no right to terminate for Good Reason as result thereof.  Further, in the event Executive alleges that he is entitled to terminate his employment for Good Reason as a result of a breach by the Company described in A  (3) above, Executive shall only be entitled to so terminate if the Company is found to be in material breach by the arbitrator pursuance to the arbitration provision of this Agreement.

3.           Final and Binding Agreement

This Agreement shall be final and binding upon the Company and Executive, and upon their respective heirs, representatives, executors, administrators, successors, and affiliates.

4.           Entire Agreement

This Agreement sets forth the entire agreement between the Parties regarding severance pay and fully supersedes any and all prior agreements or understandings between the parties on this subject.  Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and must specifically state that it is intended to amend this Agreement.

5.           Controlling Law

Except as preempted by federal law, and subject to section 6 below, this Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington.

6.           Arbitration to Resolve Disputes

Any dispute arising out of this Agreement shall be resolved by final and binding arbitration under the Model Employment Arbitration Rules of the American Arbitration Association and shall be submitted to a National Academy arbitrator residing in Oregon or Washington, selected in accordance with such rules.  In consideration of this agreement to submit such disputes to final and binding arbitration, the Parties expressly waive the right to submit any dispute arising under this Agreement to government agencies and courts.  Either party may require that an official record of the proceedings be prepared by a professional reporter.  The party who is determined to be the losing party by the arbiter in such arbitration proceeding shall pay the attorneys fees and costs of the party determined to be the prevailing party by the arbiter in such arbitration proceeding.

Todd Pacific Shipyards Corporation

/s/ Michael G. Marsh	By:	/s/ Stephen G. Welch
Michael G. Marsh		Stephen G. Welch, President

Dated: December 22, 2010	Dated: December 22, 2010